Exhibit 10.11

Fidelity National Financial, Inc.
Amended and Restated
2005 Omnibus Incentive Plan

Notice of Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Shares of FNF Group Common Stock (the “Restricted Stock”), par value $0.0001 per share (the “Shares”), by Fidelity National Financial, Inc. (the “Company”), pursuant to the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Award Agreement:

Name of Grantee:
Number of Shares of Restricted Stock Granted:
Effective Date of Grant:	November 3, 2014
Vesting and Period of Restriction:
Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto, the Period of Restriction shall lapse, and the Shares shall vest and become free of the forfeiture provisions contained in the Restricted Stock Award Agreement, with respect to one third of the shares on each anniversary of the Effective Date of Grant and satisfaction of the Performance Restriction as set forth on Exhibit A of the Restricted Stock Award Agreement, attached hereto.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Award Agreement.

Fidelity National Financial, Inc.
Amended and Restated 2005 Omnibus Incentive Plan

Restricted Stock Award Agreement

Section 1.	GRANT OF RESTRICTED STOCK

(a) Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice of Restricted Stock Grant.
(b) Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS

(a) Forfeiture. Except as otherwise provided in Grantee’s employment, director services or similar agreement in effect at the time of the employment termination:
(i)If the Grantee’s employment or service as a Director or Consultant is terminated for any reason other than death, or Disability (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.
(ii)If the Grantee’s employment or service as a Director or Consultant is terminated due to the Grantee’s death or Disability, a portion of the Shares which on the date of termination of employment remain subject to a Time-Based Restriction and/or the Performance Restriction (as defined in Exhibit A) shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):
(A x B) - C, where
A = the total number of Shares granted under this Agreement,
B = the number of completed months to the date of termination of employment since the Effective Date of Grant divided by 36, and
C = the number of Shares granted under this Agreement which vested on or prior to the date of termination of employment.
All Shares that are subject to a Period of Restriction on the date of termination of employment or service as a Director or Consultant and which will not be vested pursuant to Section 2(a)(ii) above, shall be forfeited to the Company, for no consideration.
(iii)The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment, director services or similar agreement with the Company. If the Grantee’s employment, director services or similar agreement does not define the term “Disability,” or if the Grantee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.
(iv)If the Performance Restriction is not satisfied during the Measurement Period, all of the Shares that do not satisfy the performance criteria for the applicable Performance Period, shall be forfeited to the Company, for no consideration.

(b) Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction.
(c) Holding Period. If and when (i) the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act) or holds the title of President - Eastern Operations, President - Western Operations, President - Agency Operations, or Chief Legal Officer, and (ii) Grantee does not hold Shares of FNF Group Common Stock with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, then Grantee must retain 50% of the Shares acquired by Grantee as a result of the lapse of a Period of Restriction (excluding from the calculation any Shares withheld for purposes of satisfying Grantee’s tax obligations in connection with such lapse of a Period of Restriction) until such time as the value of the Shares of FNF Group Common Stock remaining in Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Shares shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when Grantee holds, in the aggregate, Shares of FNF Group Common Stock with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, Grantee may enter into a transaction with respect to any Shares acquired by Grantee as a result of the lapse of a Period of Restriction without regard to the holding period requirement contained in this Section 2(b) so long as Grantee shall continue to satisfy such stock ownership guidelines following such transaction.
(d) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant and the terms of this Agreement. Subject to the terms of the Plan and Section 6(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions other than the holding period described in Section 2(c) above. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Period of Restriction or other restriction imposed on the Restricted Stock that has not previously lapsed, including the holding period described in Section 2(c) above, shall lapse.

Section 3.	STOCK CERTIFICATES

As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Section 4.	SHAREHOLDER RIGHTS

Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS

(a) Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b) Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c) Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d) Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6.	MISCELLANEOUS PROVISIONS

(a) Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.
(c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(d) Choice of Law. This Agreement and the Notice of Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e) Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Indiana, without regard to internal principles relating to conflict of laws.
(f) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(g) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(h) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(i) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

Fidelity National Financial, Inc.
Amended and Restated
2005 Omnibus Incentive Plan

Notice of Stock Option Grant

You (the “Optionee”) have been granted the following option to purchase Shares of FNF Group Common Stock, par value $0.0001 per share (“Share”), by Fidelity National Financial, Inc. (the “Company”), pursuant to the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan (the “Plan”):

Name of Optionee:
Total Number of Shares Subject to Option:
Type of Option:	Nonqualified
Exercise Price Per Share:	$29.80
Effective Date of Grant:	November 3, 2014
Vesting Schedule:
Subject to the terms of the Plan and the Stock Option Agreement attached hereto, the right to exercise this Option shall vest with respect to one-third of the total number of Shares subject to this Option on each anniversary of the Effective Date of Grant.

Expiration Date:	7th Anniversary of Effective Date of Grant The Option is subject to earlier expiration, as provided in Section 3(b) of the attached Stock Option Agreement.

By your electronic acceptance/signature below, you agree and acknowledge that this Option is granted under and governed by the terms and conditions of the Plan and the attached Stock Option Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Stock Option Agreement.

Fidelity National Financial, Inc.
Amended and Restated
2005 Omnibus Incentive Plan

Stock Option Agreement

SECTION 1.	GRANT OF OPTION.

(a)Option. On the terms and conditions set forth in the Notice of Stock Option Grant, which is incorporated by reference, and this Stock Option Agreement (the “Agreement”), the Company grants to the Optionee on the Effective Date of Grant the Option to purchase at the Exercise Price the number of Shares set forth in the Notice of Stock Option Grant.

(b)Plan and Defined Terms. The Option is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Stock Option Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2.	RIGHT TO EXERCISE.
The Option hereby granted shall be exercised by written notice to the Committee, specifying the number of Shares the Optionee desires to purchase together with provision for payment of the Exercise Price. Subject to such limitations as the Committee may impose (including prohibition of one more of the following payment methods), payment of the Exercise Price may be made by (a) check payable to the order of the Company, for an amount in United States dollars equal to the aggregate Exercise Price of such Shares, (b) by tendering to the Company Shares having an aggregate Fair Market Value (as of the trading date immediately preceding the date of exercise) equal to such Exercise Price, (c) by broker-assisted exercise, or (d) by a combination of such methods. The Company may require the Optionee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, applicable state or non-U.S. securities laws or any other law.

SECTION 3.	TERM AND EXPIRATION.

(a)Basic Term. Subject to earlier termination pursuant to the terms hereof, the Option shall expire on the expiration date set forth in the Notice of Stock Option Grant.

(b)Termination of Employment or Service. If the Optionee’s employment or service as a Director or Consultant, as the case may be, is terminated, except as otherwise provided in the Optionee’s employment, director services or similar agreement in effect at the time of the termination, the Option shall expire on the earliest of the following occasions:

(i)The expiration date set forth in the Notice of Stock Option Grant;

(ii)The date three months following the termination of the Optionee’s employment or service for any reason other than Cause, death, or Disability;

(iii)The date one year following the termination of the Optionee’s employment or service due to death or Disability; or

(iv)The date of termination of the Optionee’s employment or service for Cause.

The Optionee may exercise all or part of this Option at any time before its expiration under the preceding sentence, but, subject to the following sentence, only to the extent that the Option had become vested before the Optionee’s employment or service terminated. When the Optionee’s employment or service terminates, this Option shall expire immediately with respect to the number of Shares for which the Option is not yet vested. If the Optionee dies after termination of employment or service, but before the expiration of the Option, all or part of this Option may be exercised (prior to expiration) by the personal representative of the Optionee or by any person who has acquired this Option directly from the Optionee by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service.

(c)Definition of “Cause.” The term “Cause” shall have the meaning ascribed to such term in the Optionee’s employment, director services or similar agreement with the Company or any Subsidiary. If the Optionee’s employment, director services or similar agreement does not define the term “Cause,” or if the Optionee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Cause” shall mean (i) the willful engaging by the Optionee in misconduct that is demonstrably injurious to the Company or any Parent or Subsidiary (monetarily or otherwise), (ii) the Optionee’s conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, or (iii) the Optionee’s violation of any confidentiality, non-solicitation, or non-competition covenant to which the Optionee is subject.

(d)Definition of “Disability.” The term “Disability” shall have the meaning ascribed to such term in the Optionee’s employment, director services or similar agreement with the Company or any Subsidiary. If the Optionee’s employment, director services or similar agreement does not define the term “Disability,” or if the Optionee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Disability” shall mean the Optionee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

SECTION 4.	TRANSFERABILITY OF OPTION.

(a)Generally. Except as provided in Section 4(b) herein, the Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or on his or her behalf by the Optionee's guardian or legal representative.

(b)Transfers to Family Members. Notwithstanding Section 4(a) herein, if the Option is a Nonqualified Stock Option, the Optionee may transfer the Option for no consideration to or for the benefit of a Family Member, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option.

(c)Definition of “Family Member.” For purposes of this Agreement, the term “Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Optionee (including adoptive relationships), any person sharing the same household as the Optionee (other than a tenant or employee), a trust in which the above persons have more than fifty percent of the beneficial interests, a foundation in which the Optionee or the above persons control the management of assets, and any other entity in which the Optionee or the above persons own more than fifty percent of the voting interests.

SECTION 5.	MISCELLANEOUS PROVISIONS.

(a)Acknowledgements. The Optionee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Optionee acknowledges that there may be tax consequences upon the exercise or transfer of the Option and that the Optionee should consult an independent tax advisor prior to any exercise or transfer of the Option.

(b)Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Optionee’s FICA obligations) required by law to be withheld with respect to this Option. The Committee may condition the delivery of Shares upon the Optionee’s satisfaction of such withholding obligations. The Optionee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Optionee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Optionee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(c)Holding Period. If and when (i) the Optionee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act) or holds the title of President - Eastern Operations, President - Western Operations, President - Agency Operations, or Chief Legal Officer, and (ii) Optionee does not hold Shares of FNF Group Common Stock with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, then Optionee must retain at least 50% of the Shares acquired by Optionee as a result of any exercise of this Option (excluding from the calculation any Shares withheld, sold, cancelled, or otherwise forfeited by Optionee for purposes of satisfying the exercise price and tax obligations in connection with the exercise of the Option) until such time as the value of the Shares of FNF Group Common Stock remaining in Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Shares acquired by Optionee as a result of the exercise of this Option shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when Optionee holds, in the aggregate, Shares of FNF Group Common Stock with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, Optionee may enter into a transaction with respect to any Shares acquired by Optionee as a result of the exercise of the Option without regard to the holding period requirement contained in this Section 5(c) so long as Optionee shall continue to satisfy such stock ownership guidelines following such transaction.

(d)Notice Concerning Disqualifying Dispositions. If the Option is an Incentive Stock Option, the Optionee shall notify the Committee of any disposition of Shares issued pursuant to the exercise of the Option if the disposition constitutes a “disqualifying disposition” within the meaning of Sections 421 and 422 of the Code (or any successor provision of the Code then in effect relating to disqualifying dispositions). Such notice shall be provided by the Optionee to the Committee in writing within 10 days of any such disqualifying disposition.

(e)Rights as a Stockholder. Neither the Optionee nor the Optionee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Optionee, transferee or representative, as the case may be.

(f)Ratification of Actions. By accepting this Agreement, the Optionee and each person claiming under or through the Optionee shall be conclusively deemed to have indicated the Optionee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Stock Option Grant by the Company, the Board, or the Committee.

(g)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided in writing to the Company.

(h)Choice of Law. This Agreement and the Notice of Stock Option Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Stock Option Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(i)Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Stock Option Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Stock Option Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(j)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(k)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(l)References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(m)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

This grant is subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

In order for the Restricted Stock to vest, the Compensation Committee of the Board of Directors of the Company (the “Committee”) must determine that the Company has achieved 8.5% or greater Title Operating Margin (as defined below) in at least two calendar quarters of any of the next five calendar quarters starting October 1, 2014 (the “Performance Restriction”). The five calendar quarters starting October 1, 2014 and ending December 31, 2015 are referred to as the “Measurement Period.” “Title Operating Margin” shall mean the Title Pre-Tax Margin as used for the annual bonus plan. Calculation of Title Operating Margin will exclude claim loss reserve adjustments (positive or negative) for prior period loss development, extraordinary events or accounting adjustments, acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. The Committee will evaluate whether the Title Operating Margin has been achieved following the completion of each calendar quarter during the Measurement Period.

Time-Based Restrictions

Anniversary Date	% of Restricted Stock
First (1st) anniversary of the Effective Date of Grant	33.33%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.34%

Vesting

If the Performance Restriction has been achieved as of an Anniversary Date, the percentage of the Restricted Stock indicated next to such Anniversary Date shall vest on such indicated Anniversary Date (such three year vesting schedule referred to as the “Time-Based Restrictions”). If the Performance Restriction is not achieved during the Measurement Period, none of the Restricted Stock granted hereunder shall vest and, for no consideration, will be automatically forfeited to the Company.